Exhibit 99.1

NEWS RELEASE

DATE:	July 23, 2008 8:30 a.m. E.S.T
CONTACT:	Robert E. Hoptry, Chairman, President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG – Announces Earnings for the Second Quarter 2008

Greensburg, Indiana (NASDAQ: MSFG) Robert E. Hoptry, Chairman, President & Chief Executive Officer of MainSource Financial Group, Inc., announced today the unaudited results for the quarter ended June 30, 2008.  Net income was $6.2 million in the second quarter of 2008, which equates to $0.33 per share, compared to $6.0 million for the same period a year ago, or $0.32 per share.

Mr. Hoptry stated, “We are pleased with the solid growth in net interest margin, commercial loan balances, and fee income in the second quarter of 2008.  Net loan losses remained in check and we believe the increase in our loan loss provision expense responsibly balanced the increase in non-performing loans.  Overall, our results were very positive in this challenging environment.”

NET INTEREST INCOME

Net interest income was $21.2 million for the second quarter of 2008, which represents an increase of 13.3% from the second quarter of 2007.  Net interest margin, on a fully-taxable equivalent basis, was 3.92% for the second quarter of 2008, an increase of 28 basis points on a linked quarter basis.  This increase was primarily due to the rate cuts that occurred during the fourth quarter of 2007 and the first quarter of 2008 which caused the Company’s cost of funds to decrease at a faster rate than the yield on earning assets.

NON-INTEREST INCOME

The Company’s non-interest income increased to $7.7 million for the second quarter of 2008 compared to $7.5 million for the same period in 2007.  An increase in mortgage banking income of $466 thousand was the primary driver for this increase.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $17.3 million for the second quarter of 2008 compared to $17.1 million for the same period in 2007, which represents an increase of approximately 1% over the same period a year ago.  The Company’s efficiency ratio was 58.32% for the second quarter of 2008, which was a significant reduction compared to an efficiency ratio of 63.90% for the same period a year ago.

ASSET QUALITY

Non-performing assets were $29.9 million as of June 30, 2008, which was an increase of approximately $6.7 million on a linked-quarter basis.  This increase was primarily due to two commercial credits that were classified as non-accrual in the second quarter of 2008.  These two credits had previously been identified by the Company as problem credits and specific reserves had been allocated for the potential loss exposure.  However, these credits experienced further deterioration during the second quarter and were downgraded to non-accrual status.  Non-performing assets represented 1.18% of total assets as of June 30, 2008.  Annualized net charge-offs for the second quarter of 2008 equaled 0.30% of average loans which is a slight increase from the first quarter’s charge-off level of 0.26% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 1.04% as of June 30, 2008 compared to 0.85% as of December 31, 2007 and 0.81% a year ago.  Total loan loss provision expense was $3.5 million in the second quarter of 2008 compared to $899 thousand for the same period a year ago.  The additional provision expense was primarily due to the increase in the level of non-performing loans, an increase in specific allocations related to certain commercial real estate loans which exhibited credit deterioration during the second quarter, and the continued weakening in the real estate markets.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
Income Statement Summary	2008	2007	2008	2007
Interest Income	$34,839	$36,061	$70,894	$71,161
Interest Expense	13,595	17,311	29,975	33,804
Net Interest Income	21,244	18,750	40,919	37,357
Provision for Loan Losses	3,471	899	5,667	1,595
Noninterest Income:
Insurance commissions	562	512	1,074	931
Trust and investment product fees	403	447	820	815
Mortgage banking	1,215	749	2,182	1,364
Service charges on deposit accounts	3,522	3,406	6,763	6,076
Gain on sales of securities	87	190	429	229
Interchange income	927	846	1,737	1,587
Other	1,030	1,317	2,584	2,556
Total Noninterest Income	7,746	7,467	15,589	13,558
Noninterest Expense:
Employee	9,984	9,475	20,656	19,164
Occupancy	1,382	1,312	2,885	2,738
Equipment	1,499	1,525	2,980	2,983
Intangible amortization	634	667	1,269	1,333
Telecommunications	457	520	888	1,012
Stationary, printing, and supplies	319	379	629	762
Other	3,001	3,219	5,780	5,975
Total Noninterest Expense	17,276	17,097	35,087	33,967
Earnings Before Income Taxes	8,243	8,221	15,754	15,353
Provision for Income Taxes	2,069	2,218	3,329	3,935
Net Income	$6,174	$6,003	$12,425	$11,418

	Three months ended June 30		Six months ended June 30
Average Balance Sheet Data	2008	2007	2008	2007
Gross Loans	$1,693,710	$1,584,554	$1,695,932	$1,577,108
Earning Assets	2,225,786	2,121,908	2,221,213	2,107,781
Total Assets	2,522,944	2,414,111	2,519,026	2,401,734
Noninterest Bearing Deposits	199,324	191,940	195,219	187,483
Interest Bearing Deposits	1,701,958	1,625,573	1,689,615	1,626,453
Total Interest Bearing Liabilities	2,024,516	1,938,576	2,027,950	1,933,940
Shareholders’ Equity	274,083	259,610	271,572	256,519

	Three months ended June 30		Six months ended June 30
Per Share Data	2008	2007	2008	2007
Diluted Earnings Per Share	$0.33	$0.32	$0.67	$0.61
Cash Dividends Per Share	0.145	0.140	0.285	0.275
Market Value - High	17.59	17.50	17.59	17.53
Market Value - Low	13.45	16.15	12.15	15.42
Average Outstanding Shares (diluted)	18,577,832	18,750,172	18,575,515	18,753,555

	Three months ended June 30		Six months ended June 30
Key Ratios	2008	2007	2008	2007
Return on Average Assets	0.98%	0.98%	0.99%	0.96%
Return on Average Equity	9.06%	9.14%	9.20%	8.97%
Net Interest Margin	3.92%	3.65%	3.78%	3.68%
Efficiency Ratio	58.32%	63.90%	60.79%	65.33%
Net Overhead to Average Assets	1.52%	1.60%	1.56%	1.71%

Balance Sheet Highlights As of June 30	2008	2007
Total Loans (Excluding Loans Held for Sale)	$1,700,532	$1,612,204
Allowance for Loan Losses	17,611	13,112
Total Securities	500,293	489,805
Goodwill and Intangible Assets	134,055	136,657
Total Assets	2,538,736	2,452,571
Noninterest Bearing Deposits	218,756	203,638
Interest Bearing Deposits (excluding Public Funds)	1,480,818	1,429,836
Public Fund Deposits	221,227	206,738
Repurchase Agreements	33,586	43,086
Other Borrowings	293,121	290,599
Shareholders’ Equity	268,075	252,626

Other Balance Sheet Data As of June 30	2008	2007
Book Value Per Share	$14.43	$13.49
Loan Loss Reserve to Loans	1.04%	0.81%
Nonperforming Assets to Total Assets	1.18%	0.70%
Outstanding Shares	18,573,885	18,732,395

Asset Quality As of June 30	2008	2007
Loans Past Due 90 Days or More and Still Accruing	$1,977	$1,425
Non-accrual Loans	24,895	14,432
Other Real Estate Owned	3,053	1,312
Total Nonperforming Assets	$29,925	$17,169

Net Charge-offs - YTD	$2,387	$1,275
Net Charge-offs as a % of average loans	0.28%	0.16%

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.5 billion.  The Company operates 77 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank-Ohio, Troy, Ohio.  The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 2105 N. State Road 3 Bypass, Greensburg, IN  47240